Exhibit 10.1

EMPLOYMENT AGREEMENT

JAE WHAN YOO

(February 18, 2014 - February 17, 2017)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of February 18, 2014, by and between WILSHIRE BANCORP, INC. and WILSHIRE BANK (hereinafter sometimes collectively referred to as “BANK”) and JAE WHAN YOO (hereinafter referred to as “YOO”), as follows:

1.              Employment. BANK hereby agrees to employ YOO as President and Chief Executive Officer, and YOO accepts said employment, upon the terms and conditions hereinafter set forth.

2.              Duties.  YOO shall perform his duties of President and Chief Executive Officer of the BANK, subject to the powers by law vested in the Board of Directors of the BANK and in the BANK’s shareholders. During the term of this Employment Agreement, YOO shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the BANK’s Articles of Incorporation and Bylaws. YOO shall devote his full time and efforts to this position.

3.              Term.  The term of the Agreement shall be three (3) years from its effective date, but the BANK shall have the absolute right to terminate the Agreement at any time in accordance with the terms and conditions of Paragraphs 9 and 12 herein.

4.              Compensation

a.              Salary.  During the term of this Agreement, YOO shall be compensated and receive an annual salary of Four Hundred Thousand Dollars ($400,000.00) payable in equal installments based on the BANK’s then applicable payroll period (which is currently bi-monthly).  This shall be the base compensation for performing his duties as President and Chief Executive Officer of the Bank. YOO shall not be entitled to receive a Director’s fee for his services on the Board of Directors during his employment with the BANK.

b.              Annual Incentive Stock and/or Cash Bonus.  In addition to the base compensation, the BANK agrees to pay YOO an incentive stock and/or cash bonus, based upon the sole discretion of the Board of Directors.  This provision shall also apply to the determination of incentive stock and/or cash bonus payment for the calendar year 2013 under and supersede the Incentive Bonus provision in the previous employment agreement dated February 18, 2011.

5.              Stock Options.  Pursuant and subject to the terms of the BANK’s standard Stock Option Agreement and the 2008 Stock Incentive Plan, BANK will grant on February 18, 2014 to YOO One Hundred Thousand (100,000) shares of BANK’s common stock options (“Options”) with the grant price based on the closing price of the BANK’s stock on the grant date.  The Options will vest equally over three years after an immediate vesting of ¼ on the grant date, with each remaining 1/4 to vest on each anniversary of the grant date, requiring at least a satisfactory rating on each year’s performance review.

6.              Expenses. YOO shall be entitled to reimbursement by BANK for any business expenses which are reasonably and necessarily incurred in the performance of his duties on behalf of BANK, including an automobile allowance in the amount of $1,500 per month and all monthly dues for a membership at a private golf club that is mutually agreed to by YOO and BANK, during the term of this Agreement, and which the Board of Directors of the BANK deems satisfactorily documented in its sole and absolute opinion.

7.              Vacation.  YOO shall be entitled to three (3) weeks paid vacation during each year of the term of this Agreement.  YOO shall take at least two (2) consecutive weeks’ vacation during each year of his employment by BANK, unless this requirement waived in accordance with the Bank’s policy.

8.              Insurance Benefits.

a.              Group Health Insurance. BANK shall provide for YOO and YOO’s dependent family, if appropriate, at the BANK’s expense, participation in the BANK’s standard group health insurance programs.

9.              Termination.  The BANK may terminate the employment of YOO at any time during this Agreement by a simple majority vote of the Board of Directors, exclusive of the vote of YOO in the event he is a Director, and said termination may be for cause or without cause for any reason whatsoever; the effective date of termination in such event shall be determined by the Board.  If the employment of YOO is terminated without cause hereunder, basic compensation under Paragraph 4 of this Agreement (but not including any bonus) shall continue for the lesser of twelve (12) months or for the duration of the term remaining under the Agreement, at the rate in effect at the time of termination.  In the event that YOO is terminated for cause, YOO shall be entitled to no further compensation of any sort, excepting only for basic compensation and expenses earned prior to such termination.  Termination for cause shall include but not be limited to termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any other conduct that could be detrimental to the interests of the BANK or associated corporations and in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.

10.       Limited Non-Competition.  For a period of one (1) year after termination of YOO’s employment with BANK, YOO shall not compete with the BANK, directly or indirectly, as employee in the same or similar activities as were performed for the BANK in any bank with branch offices located within a 30 mile radius of any branch office of the BANK which exists at the time of the termination of his employment.

11.       Non-Solicitation of Employees.  For a period of one (1) year after termination of YOO’s employment with BANK, YOO shall not, directly or indirectly, solicit, recruit, induce, or encourage any person who is an employee of BANK during such period to terminate his or her employment with BANK or to become an employee of any organization with which YOO may become affiliated, or cause or influence any organization with which YOO may become affiliated to do the same.  However, nothing in this provision shall prohibit YOO or any organization with which YOO may become affiliated from (i) soliciting any person whose employment or engagement for services was terminated by BANK prior to the date of such solicitation, provided such termination was not encouraged or assisted by YOO or any organization with which YOO may become affiliated, or (ii) engaging in any general solicitation not targeted at any employee of BANK, including any non-directed executive or management searches or placing general advertisements for employees in newspapers or other media of general circulation.

12.       Action by Supervisory Authority.  If BANK is ordered to remove YOO or BANK is closed or taken over by the California Department of Financial Institutions, the Federal Reserve, the Federal Deposit Insurance Corporation, or other supervisory authority, such bank supervisory authority may immediately terminate this Agreement without further liability, compensation or obligation to YOO.

13.       Dispute Resolution.  The parties desire to have in place a non-judicial mechanism for resolving disputes that may arise from time to time under this Agreement.  Towards that end, the parties agree as follows:

a.              Mediation, Informal Arbitration. The parties shall first attempt in good faith to resolve any disputes or to agree on items that envision future agreements by the parties.  If the parties cannot reach an agreement, the parties shall engage a Certified Mediator to assist them in resolving their differences, and shall share the costs of such mediator equally.  Each party agrees to participate in good faith in the mediation.  If the parties are unable to resolve their differences with the assistance of a Certified Mediator, the parties may elect to have the Certified Mediator or a third-party satisfactory to both arbitrate the matter under such terms and conditions as they may agree.

b.              Arbitration. If the parties fail to resolve a dispute through mediation or informal arbitration as set forth above, then in that event any dispute or controversy arising out of or related to this Agreement or the breach thereof shall be settled by arbitration in accordance with the dispute resolution rules and procedures of the American Arbitration Association, except that the arbitrator shall make findings of fact and conclusions of law based on competent evidence and shall render a written decision based on the findings of fact and conclusions of law.  Arbitration shall take place in Los Angeles, California.  Judgment upon any award rendered by the arbitrator may be entered in any Court of competent jurisdiction.

14.       Attorneys’ Fees.  In the event that either party to this Agreement shall be required to institute any legal action or proceeding to enforce any of the terms of this Agreement, the prevailing party shall be entitled to be awarded reasonable attorney’s fees and costs necessarily incurred.

15.       Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their successors, heirs and permitted assigns.

16.       Notices.  Any notice required or permitted to be given hereunder shall be in writing and delivered by ordinary mail, FedEx or served personally, addressed to BANK or YOO, as the case may be, at the address set forth after their respective signatures below or as may be changed from time to time by notice given to the other party.

17.       Validity.  If any of the provisions herein become invalid, or are declared invalid, such determination of invalidity shall not affect the remaining portions of this Agreement.

18.       Miscellaneous.  YOO’s rights and obligation under this Agreement are personal and not assignable. The terms and provisions contained herein constitute the entire Agreement and understanding between and among the parties hereto and supersede all prior communications, representations or agreements, either oral or written with respect to the subject matter hereof. The Agreement shall be binding and inure to the benefit of the heirs, personal representatives, successors, beneficiaries and assigns of the parties, subject, however, to the restrictions on assignment contained herein.

19.       Modification:  No waiver or modification of any portion of this Agreement shall be valid unless in writing, duly executed by the parties hereto.

20.       Applicable Law.  This Agreement shall be construed, interpreted and governed for by any and all purposes by the laws of the State of California.

21.       Enforcement. Both YOO and BANK acknowledge they have had the opportunity to consult with legal consul regarding the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

JAE WHAN YOO	WILSHIRE BANCORP, INC
WILSHIRE BANK

/s/ Jae Whan Yoo	By:	/s/ Steven Koh
Steven Koh, Chairman of the Board